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                                                                    Exhibit 10.7

                                 NETGEAR, INC.

                      JONATHAN MATHER EMPLOYMENT AGREEMENT

     This Agreement is entered into as of August 10, 2001, (the "EFFECTIVE DATE") by and between NETGEAR, Inc. (the "COMPANY"), and Jonathan Mather ("EXECUTIVE").

     1.   Duties and Scope of Employment.

          (a) Positions and Duties. As of the Effective Date, Executive will serve as CHIEF FINANCIAL OFFICER of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Company's Chief Executive Officer and/or Board of Directors (the "BOARD"). The period of Executive's employment under this Agreement is referred to herein as the "EMPLOYMENT TERM."

          (b) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

     2. At-Will Employment. The parties agree that Executive's employment with the Company will be "at-will" employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

     3.   Compensation.

          (a) Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a base salary at the annualized rate of TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000)(the "BASE SALARY"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholding. Executive's salary will be reviewed by the Company from time to time (but no more frequently than annually), and may be subject to adjustment based upon various factors including, but not limited to, Executive's performance and the Company's profitability. Any adjustment to Executive's salary shall be in the sole discretion of the Company.

          (b) MBO Bonus. Executive will be eligible to receive an annual target bonus of Fifty Thousand Dollars ($50,000) per year based upon the Company's achievement of various financial and/or other goals established by the Board. All MBO bonuses will be subject to applicable withholding and taxes.

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        (c) Stock Option. Following Executive's written acceptance of these terms and subject to the approval of the Board, Executive will be granted an option, subject to the Board's approval, to purchase 1.5% (one and five tenths of one percent) of the fully diluted post August 2000 private placement outstanding shares of the Company's common stock under the Company's stock option plan at an exercise price as approved by the Board (the "OPTION"). The vesting of the Option will be as follows: the Option will vest over a four year period with 25% of the shares vesting on the first anniversary of the date you commence employment with the Company, and 1/48th of the shares vesting monthly for three years thereafter. The Option will be subject to the terms, definitions and provisions of the Company's Stock Plan (the "OPTION PLAN") and the stock option agreement by and between Executive and the Company (the "OPTION AGREEMENT"), both of which documents are incorporated herein by reference.

        (d) Relocation and Temporary Living Reimbursement. During the Employment Term, and in accordance with the Relocation Policy attached hereto and incorporated by reference, the Company will reimburse Executive for: (i) reasonable moving expenses incurred by Executive and his family during their relocation from Executive's primary residence to the Company location area, and
(ii) reasonable temporary housing and living expenses to be mutually agreed to by the Company and Executive. The total of all such amounts shall not exceed those amounts set forth in the Relocation Policy.

     4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company's group medical, dental, vision, and disability plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

     5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

     6. Severance.

        (a) Involuntary Termination. If Executive's employment with the Company terminates other than voluntarily or for "Cause" (as defined in Paragraph 9 of this Agreement), and Executive signs and does not revoke a standard release of claims with the Company, then, Executive shall be entitled to receive severance payments at Executive's final base salary rate plus targeted commission, less applicable withholding, until thirty-nine (39) weeks after the date of termination without Cause. Severance payments will be made in accordance with the Company's normal payroll procedures. During the period in which Executive is receiving severance payments, Company will reimburse Executive and his family for COBRA premiums, assuming Executive remains eligible during the entire Severance Period. In addition, if Executive's employment terminates other than voluntarily or for "Cause" (as defined herein), Executive will be entitled to continue to have stock options vest during the one year period immediately following the date of such termination.



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     7.   Voluntary Termination; Termination for Cause. If Executive's
employment with the Company terminates voluntarily by Executive or for Cause by the Company, then all vesting of the Option and all other options granted to Executive will terminate immediately and all payments of compensation by the Company to Executive hereunder and all obligations with respect thereto (including, without limitation, with respect to base salary, bonuses, employee benefits, relocation and temporary living reimbursements and other expense reimbursements) will terminate immediately (except as to amounts already earned).

     8.   Change of Control/Good Reason.

          (a) If within one year following any Change of Control (as defined below) Executive's employment is terminated without Cause or voluntarily by Executive for Good Reason, Executive will receive two years acceleration of any unvested portion of the Option.

          (b) For purposes of this Agreement, a "Change of Control" of the Company shall be deemed to have occurred if at any time after the Effective
Date:

                    (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company and other than Nortel Networks Corporation and its affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities entitled to vote generally in the election of directors; or

                    (ii) the Company (A) is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or (B) sells or disposes of all or substantially all of the Company's assets (or any transaction having similar effect is consummated), or (C) the individuals constituting the Board immediately prior to such merger, consolidation, exchange, sale or disposition shall cease to constitute at least 50% of the Board, unless the election of each director who was not a director prior to such merger, consolidation, exchange, sale or disposition was approved by a vote of at least two-thirds of the directors then in office who were directors prior to such merger, consolidation, exchange, sale or disposition.

          (c) For purposes of this Agreement, "Good Reason" means any of the following conditions which condition(s) remain(s) in effect 10 days after written notice to the Board from you of such condition(s):

                    (i)  a material decrease in your target annual compensation;
or

                    (ii) a material, adverse change in your authority, responsibilities or duties, as measured against your authority, responsibilities or duties immediately prior to such change.

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               (iii)     notwithstanding the foregoing, for the purposes of this
Agreement in no event will you have Good Reason to resign due merely to a change of title or a change in your reporting caused by a change of control or discontinuance or modification of any duties and responsibilities solely related to the operation of a public company

     9. Definition of Cause. For purposes of this Agreement, "Cause" is defined as (i) an act of dishonestly made by Executive in connection with Executive's responsibilities as an employee, (ii) Executive's conviction of, or plea of nolo contendere to, a felony, (iii) Executive's gross misconduct, or
(iv) Executive's continued violation of his employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that Executive has not substantially performed his duties.

     10. Confidential Information. Executive agrees to enter into the Company's standard Confidential Information and Invention Assignment Agreement (the "CONFIDENTIAL INFORMATION AGREEMENT") upon commencing employment hereunder, and to abide by its terms during and after his employment with the Company.

     11. Non-Solicitation. Until the date one (1) year after the termination of Executive's employment with the Company for any reason, Executive agrees and acknowledges that Executive's right to receive the severance payments set forth in Section 6 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for Executive or for any other entity or person.

     12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

     13. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
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          If to the Company:

          NETGEAR, Inc.
          4500 Great America Parkway
          Santa Clara, CA 95054
          Attn: Chief Executive Officer

          If to Executive:

          at the last residential address known by the Company.

     14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

     15. Co-Employment. Executive acknowledges and agrees that for the purposes of the provision of human resource services including employee relations, payroll and the provision of certain employee benefits that the Company will be in a co-employment relationship with TriNet Employer Group, Inc. ("TRINET"), and to that extent Executive will be in an employment relationship with the Company and TriNet. Nothing about this paragraph creates any new rights in your favor, nor any new obligations on the part of either TriNet or the Company not already contained in, nor otherwise modifies the terms and conditions of, the Service Agreement between the Company and TriNet.

     16. Arbitration.

          (a) General. In consideration of Executive's service to the Company, its promise to arbitrate all employment related disputes and Executive's receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive's service to the Company under this Agreement or otherwise or the termination of Executive's service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the "RULES") and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

          (b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association ("AAA") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration

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proceeding will allow for discovery according to the rules set forth in the
California Code of Civil Procedure. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys' fees and costs, available under applicable law. The Parties understand that the Arbitrator shall issue a written decision in support of his award. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA's National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

          (c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

          (d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code sec. 2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

          (e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers' compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

          (f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive's right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive's choice before signing this Agreement.

     17. Integration. This Agreement, together with the Relocation Plan, the Option Plan, Option Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or


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contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

     18. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

     19. Governing Law. This Agreement will be governed by the laws of the State of California.

     20. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

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     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.


COMPANY:

NETGEAR, INC.

By: /s/ Patrick Lo                           Date:  8-9-2001
    -------------------------                      -----------------------

Title: CEO
       ----------------------


EXECUTIVE:

/s/ Jonathan Mather                          Date:  8-9-2001
-----------------------------                      -----------------------
JONATHAN MATHER


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Attachment

Relocation Benefits Policy for Jonathan Mather from NETGEAR, Inc. (the
"Company")

1. Up to a maximum of 6 month temporary living period -- the Company will provide to Jonathan full rental reimbursement for a two bed room apartment with enclosed car park in the San Jose/Santa Clara area. The maximum monthly reimbursement shall not exceed $3500 (three thousand five hundred dollars).

2. Rental subsidy at the end of the temporary living period -- if Jonathan decides to rent out his home in Southern California, and if the rent for his residence in the San Jose/Santa Clara area is higher than the rent he gets from his own home in Southern California, the Company will reimburse the difference in the rents, with all taxes grossed up. Such subsidy will be discontinued upon the termination of Jonathan's employment with NETGEAR, or Jonathan's purchase of a home in Northern California, whichever comes earlier. Jonathan's residence in the San Jose/Santa Clara area should be comparable in size and neighborhood environment to his home in Southern California. Such rental subsidies shall not exceed a monthly maximum of $3000 (three thousand dollars).

3. Housing Loan subsidy -- If Jonathan decides to buy a home in Northern California, and if the house he intends to purchase is appraised higher in value than his home in Southern California, the Company will provide a no interest loan equal to the difference in the values of the two homes. The house Jonathan intends to buy in Northern California should be comparable in size and neighborhood environment to the one he owns and intends to sell in Southern California. Appraisals of the values of the houses should be done by certified appraisers. The loan should be repaid to the Company in full and immediately upon the termination of Jonathan's employment with the Company. The loan amount shall not exceed $250,000 (two hundred and fifty thousand dollars).

4. Moving costs reimbursement -- The Company will reimburse Jonathan in full for the costs of moving all household belongings upon the move at the end of his temporary living period, or upon his purchase of a home in Northern California. Such reimbursement shall not exceed $20,000 (twenty thousand dollars).

5. Home fixing costs reimbursement -- If Jonathan decides to rent his house in Southern California after his temporary living period, the company will reimburse expenses up to $20,000 (twenty thousand dollars) to fix up his home for sales within 24 months after the end of Jonathan's temporary living period.

6. Home sales costs reimbursement -- If Jonathan decides to sell his house in Southern California and buy a new home in Northern California within 24 months after his temporary living period, the company will reimburse the selling costs of his house with taxes grossed up. Such reimbursement shall not exceed $80,000 (eighty thousand dollars).

                  /s/ Patrick Lo              /s/ Jonathan Mather
                      8/9/01                         8/9/2001